Exhibit 99.1

RTI Announces First Quarter 2013 Financial Results

Financial Performance Tracks Full Year Guidance

Financing and Non-Core Asset Disposal Support Growth Strategy

PITTSBURGH--(BUSINESS WIRE)--April 30, 2013--RTI International Metals, Inc. (NYSE: RTI), today reported results for the 2013 first quarter ending March 31, 2013. In connection with these results, RTI reaffirmed its previously reported operating income guidance for the year. In addition, recent activities, including the public sale of $402.5 million of Convertible Senior Notes due 2019 and plans for the disposal of non-core assets, are expected to enhance the Company’s execution of its long-term growth strategy.

Financial Summary

First quarter 2013 vs. 2012 comparisons:

  Q1 net sales increased 21% to $187.5 million from $154.6 million in 2012.
  Q1 operating income was $12.2 million in 2013 as compared to $12.1 million in the first quarter of 2012.
  Titanium mill product shipments during the quarter were 4.3 million pounds, unchanged from the 2012 first quarter.
  Average realized mill product price during the quarter was $19.35 per pound compared to $19.41 per pound during the same period in 2012.
  Backlog at the end of the quarter remains near record-high levels as it increased to $569 million from $554 million in the fourth quarter of 2012.

First Quarter Summary and Highlights

For the first quarter of 2013, RTI reported net income from continuing operations of $5.5 million, or $0.18 per diluted share, on net sales of $187.5 million and operating income of $12.2 million. For the first quarter of 2012, RTI reported net income from continuing operations of $5.1 million, or $0.17 per diluted share, on net sales of $154.6 million and operating income of $12.1 million. First quarter 2013 results include a complete quarter contribution from the acquisition of Remmele Engineering, Inc., which closed on February 13, 2012. The first quarter of 2013 also includes sooner than expected receipt of $4.3 million of import duty cost recoveries under the Company’s duty drawback program as well as $3.3 million of pre-tax charges related to the implementation of a voluntary early retirement program and restructuring actions associated with a small non-core business. First quarter 2012 results included a $3.0 million favorable duty drawback accrual reversal. Consequently, adjusted operating income from continuing operations for the first quarters of 2013 and 2012 were $11.2 million and $9.1 million, respectively.

During April of 2013, the Company completed its public offering of $402.5 million aggregate principal amount of 1.625% Convertible Senior Notes due 2019. The Company used approximately $133.4 million of the proceeds from this offering to repurchase, through privately negotiated transactions, approximately $115.6 million aggregate principal amount of its outstanding $230 million 3.000% Convertible Senior Notes due 2015, including accrued interest. Through these financing actions, the Company secured additional capital to continue executing its strategic growth plan as well as extending the maturity of a portion of its debt obligations by 4 years. In conjunction with the repurchase transactions, the Company expects to record a pre-tax, non-operating charge of approximately $14 million in the second quarter of 2013. Interest expense on the $516.9 million principal amount of convertible notes outstanding will be approximately $22 million during the last nine months of the year, including approximately $7.5 million of cash interest expense.

Segment Results

In conjunction with the restructuring of the Company’s management organization announced on February 6, 2013, the Company has changed the structure of its reportable segments. The new structure combines the global operations of the Company into two business segments: the Titanium Segment and the Engineered Products and Services Segment. The Titanium Segment combines the Company’s former Titanium and Distribution Groups. The Engineered Products and Services Segment is the Company’s former Fabrication Group. Prior year amounts have been reclassified to conform to the current year presentation.

Titanium Segment

For the first quarter of 2013, the Titanium Segment operating income declined by $0.8 million to $11.0 million on net sales of $98.9 million, compared to first quarter 2012 operating income of $11.8 million on net sales of $89.3 million. First quarter 2013 operating income included $2.4 million of import duty cost recoveries under the Company’s duty drawback program and $2.5 million of pre-tax charges related to the voluntary early retirement program and restructuring actions at a small non-core business. First quarter 2012 operating income included a $3.0 million favorable duty drawback accrual reversal. Excluding these items, first quarter 2013 Titanium Segment adjusted operating income was $11.1 million compared to $8.8 million in the same period a year ago. This $2.3 million increase was primarily due to a more profitable product mix and continued improved operating performance.

Titanium mill product shipments for the first quarter were 4.3 million pounds at an average realized price of $19.35 per pound, compared to titanium mill product shipments of 4.3 million pounds in the first quarter of 2012 at an average realized price of $19.41 per pound.

Engineered Products and Services Segment

For the first quarter of 2013, Engineered Products and Services Segment operating income increased by $0.9 million to $1.2 million on net sales of $88.6 million, compared to first quarter 2012 Engineered Products and Services Segment operating income of $0.3 million on net sales of $65.3 million. This increase in 2013 operating income was positively impacted by three full months of revenue and operating income contributions from the Remmele Engineering acquisition, increased production from the 787 program, and $1.9 million of import duty cost recoveries under the Company’s duty drawback program. Offsetting these items were lower sales to energy and military market customers and a $0.8 million pre-tax charge related to the voluntary early retirement program.

CEO Comment

“RTI’s first quarter financial results reflect earlier than planned collection of duty drawback, continued operational improvements and a favorable mill product mix,” Dawne S. Hickton, Vice Chair, President, and CEO of RTI said. “Our anticipated full year operating performance continues to be driven by the same items that existed at the end of 2012, specifically, we expect our mill product shipments to Airbus and the Joint Strike Fighter to remain as previously forecasted, and expect the Boeing 787 pi-box seat track program will continue to ramp to a ten ship sets per month run rate towards year end.

“Since our last earnings call we also undertook several significant initiatives including our $402.5 million financing and the anticipated disposition of two small, non-titanium distribution businesses.

“Based on these first quarter results and continued market support for our products in both our Titanium and Engineered Products & Services segments, RTI is reaffirming our expectation that full year 2013 operating income will be in the $65 million to $75 million range,” concluded Ms. Hickton.

Conference Call Information

To participate in today's 10:00 a.m. Eastern Time conference call, please dial toll free (USA/Canada) 866-813-5647 or (International) 847-619-6249 several minutes prior to the start time and specify the RTI International Metals' Conference Call.

Replay Information

Replay of the call will be available approximately one hour after the conference ends and will remain accessible through Tuesday, May 14, 2013. To listen to the replay, dial (USA/Canada) 888-843-7419 or (International) 630-652-3042 and enter conference pass code 3470 6264#.

Forward Looking Statement

All statements in this release relating to matters that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ from those projected, anticipated or implied. These risks and uncertainties include, but are not limited to, global economic and political uncertainties, the concentration of our revenue within the commercial aerospace and defense industries, actual build-rates, production schedules and titanium content per aircraft for commercial and military aerospace programs, the successful completion and integration of completed acquisitions, military spending generally and in particular, demand from the Joint Strike Fighter program, the impact from Boeing 787 production delays, the competitive nature of the markets for specialty metals, the ability of RTI to obtain adequate raw materials, the successful completion of RTI’s capital expansion projects, and other risks and uncertainties described and included in RTI’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2012, and the exhibits attached thereto. Actual results can differ materially from those forecasted or expected. The information contained in this release is qualified by and should be read in conjunction with the statements and notes filed with the Securities and Exchange Commission on Forms 10-K and 10-Q, as may be amended from time to time. The forward-looking statements in this document are intended to be subject to the safe harbor protection provided by Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. RTI undertakes no obligation to update or revise any forward-looking statements.

RTI International Company Description

RTI International Metals, Inc., headquartered in Pittsburgh, specializes in advanced titanium, meeting the requirements of the world's most technologically sophisticated applications in aerospace, defense, propulsion, medical device, energy, industrial, and chemical markets. For over 60 years, RTI has been taking titanium further through advanced manufacturing, engineering, machining, and forming processes. RTI delivers titanium mill products, extruded shapes, form-ready parts, and highly engineered components through our downstream-integrated supply chain. RTI has locations in the United States, Canada, Europe, and Asia.

RTI INTERNATIONAL METALS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(Unaudited)
(In thousands, except share and per share amounts)

	Three Months Ended
	March 31,
	2013	2012

Net sales	$187,470	$154,569
Cost and expenses:
Cost of sales	149,381	120,545
Selling, general, and administrative expenses	24,908	20,833
Research, technical, and product development expenses	1,001	1,065
Operating income	12,180	12,126
Other expense	559	(268)
Interest income	31	82
Interest expense	(4,796)	(4,278)

Income before income taxes	7,974	7,662
Provision for income taxes	2,470	2,608
Net income attributable to continuing operations	5,504	5,054
Net income attributable to discontinued operations	151	571
Net income	$5,655	$5,625

Earnings per share attributable to continuing operations:
Basic	$0.18	$0.17
Diluted	$0.18	$0.17

Earnings per share attributable to discontinued operations:
Basic	$-	$0.02
Diluted	$-	$0.02

Weighted-average shares outstanding:
Basic	30,230,641	30,090,101
Diluted	30,504,177	30,200,542

RTI INTERNATIONAL METALS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(Unaudited)
(In thousands, except share and per share amounts)

	March 31,	December 31,
ASSETS	2013	2012
Current assets:
Cash and cash equivalents	$58,015	$97,190
Receivables, less allowance for doubtful accounts of $712 and $722	114,075	106,578
Inventories, net	421,402	394,165
Deferred income taxes	28,962	28,899
Assets of discontinued operations	14,971	14,741
Other current assets	11,115	10,709
Total current assets	648,540	652,282
Property, plant, and equipment, net	371,299	375,949
Goodwill	135,341	135,870
Other intangible assets, net	55,228	56,495
Deferred income taxes	29,624	33,287
Other noncurrent assets	5,197	5,844
Total assets	$1,245,229	$1,259,727

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$79,587	$91,661
Accrued wages and other employee costs	21,826	34,096
Unearned revenues	24,991	26,164
Liabilities of discontinued operations	2,821	2,332
Other accrued liabilities	25,379	22,550
Total current liabilities	154,604	176,803
Long-term debt	200,663	198,337
Liability for post-retirement benefits	43,729	45,066
Liability for pension benefits	15,229	20,711
Deferred income taxes	51,400	51,452
Unearned revenues	9,922	9,991
Other noncurrent liabilities	12,129	11,798
Total liabilities	487,676	514,158
Commitments and Contingencies
Shareholders’ equity:
Common stock, $0.01 par value; 50,000,000 shares authorized; 31,300,737 and
31,136,899 shares issued; 30,498,948 and 30,354,324 shares outstanding	313	311
Additional paid-in capital	487,512	484,798
Treasury stock, at cost; 801,789 and 782,575 shares	(18,798)	(18,399)
Accumulated other comprehensive loss	(40,710)	(44,722)
Retained earnings	329,236	323,581
Total shareholders’ equity	757,553	745,569
Total liabilities and shareholders’ equity	$1,245,229	$1,259,727

RTI INTERNATIONAL METALS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(In thousands)

	Three Months Ended
	March 31,
	2013	2012
Cash used in operating activities (including depreciation and amortization of $11,000 and $8,734 for the three months ended
March 31, 2013 and 2012, respectively)	$(30,723)	$(12,959)

Cash used in investing activities (1)	(9,160)	(25,990)

Cash used in financing activities	856	(658)

Effect of exchange rate changes on cash and cash equivalents	(148)	637

Decrease in cash and cash equivalents	(39,175)	(38,970)
Cash and cash equivalents at beginning of period	97,190	156,842
Cash and cash equivalents at end of period	$58,015	$117,872

(1)	Three months ended March 31, 2012 included cash used for the purchase of Remmele Engineering,
Inc. of $185,633 and net cash provided by the sale of available-for-sale investments of $176,771.

RTI INTERNATIONAL METALS, INC. AND SUBSIDIARIES
Selected Operating Segment Information
(Unaudited)
(In thousands)

	Three Months Ended
	March 31,
	2013	2012
Net sales:
Titanium Segment	$98,860	$89,271
Intersegment sales	16,270	22,073
Total Titanium Segment sales	115,130	111,344

Engineered Products and Services Segment	88,610	65,298
Intersegment sales	15,843	20,595
Total Engineered Products and Services Segment sales	104,453	85,893

Eliminations	32,113	42,668
Total consolidated net sales	$187,470	$154,569

Operating income:
Titanium Segment before corporate allocations	$15,887	$17,555
Corporate allocations	(4,900)	(5,725)
Total Titanium Segment operating income	10,987	11,830

Engineered Products and Services Segment before corporate allocations	6,875	3,524
Corporate allocations	(5,682)	(3,228)
Total Engineered Products and Services Segment operating income	1,193	296
Total consolidated operating income	$12,180	$12,126

RTI INTERNATIONAL METALS, INC. AND SUBSIDIARIES
Reconciliation of Adjusted Operating Income
(Unaudited)
(In Millions)

	Consolidated RTI		Titanium Segment
	Three Months Ended		Three Months Ended
	March 31,		March 31,
	2013	2012	2013	2012

Operating income	$12.2	$12.1	$11.0	$11.8
Duty drawback	(4.3)	(3.0)	(2.4)	(3.0)
Voluntary early retirement option	3.0	-	2.2	-
Restructuring charges	0.3	-	0.3	-
Adjusted operating income	$11.2	$9.1	$11.1	$8.8

CONTACT:
RTI International Metals, Inc.
Dan Crookshank, Director – Investor Relations, 412-893-0084
dcrookshank@rtiintl.com